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                                                                    Exhibit 99.1


WAKE FOREST BANCSHARES, INC.
302 S. BROOKS STREET
WAKE FOREST, NORTH CAROLINA 27587
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FOR IMMEDIATE RELEASE             CONTACT:              ROBERT C. WHITE, CEO
JULY 19, 2005                                           (919)-556-5146

                          WAKE FOREST BANCSHARES, INC.
                         ANNOUNCES THIRD QUARTER RESULTS

Wake Forest, North Carolina. Wake Forest Bancshares, Inc., (OTC Electronic Bulletin Board: WAKE) parent company of Wake Forest Federal Savings and Loan Association, announced today that the Company reported earnings of $304,200 or $0.26 per share for the quarter ended June 30, 2005, compared to earnings of $272,631 or $0.23 per share for the same quarter a year earlier. Earnings for the first nine months of the Company's fiscal year were reported at $995,850 or $0.85 per share versus $776,620 or $0.67 per share for the same nine month period a year earlier.

In announcing the earnings, Robert C. White, President and Chief Executive Officer, pointed out that third quarter earnings were in-line with the Company's expectations. He stated that the primary reason for the earnings improvement over prior periods was that the Company's interest rate margins have expanded as the Federal Reserve raised rates nine times over the past twelve months. A significant portion of the Company's loans have either shorter maturities or variable rates and therefore the portfolio reacts fairly quickly to movements in the prime rate. The Company's net interest margin was 3.60% during the current quarter compared to a margin of 3.38% for the same quarter a year earlier. Lending in general remains favorable, however the Company's construction lending activity slowed during the third quarter, and contributed to a slight decline in total loans outstanding during the quarter. Deposits increased during the current quarter by an annual rate of almost 15%.

The Company had previously announced a quarterly dividend of $0.15 per share for shareholders of record as of June 30, 2005, payable on July 11, 2005. The current dividend represents the 37th consecutive quarterly dividend paid by the Company.


Wake Forest Bancshares Inc.'s return on average assets was 1.25% for the current quarter and its efficiency ratio was 35.67% for the quarter. Total assets of the Company amounted to $98.8 million at June 30, 2005. Total net loans receivable and deposits outstanding at June 30, 2005 amounted to $70.9 million and $80.1 million, respectively.

Wake Forest Bancshares, Inc. has 1,157,611 shares of common stock outstanding. Based in Wake Forest, North Carolina since 1922, the Company conducts business as Wake Forest Federal from its office in Wake Forest, (Wake County), North Carolina.